Exhibit 99.1

AcelRx announces the closing of a $25 million senior secured debt facility

REDWOOD CITY, Calif., June 3, 2019 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings, today announced the closing of a $25 million senior secured debt facility with Oxford Finance LLC, a specialty finance firm providing senior debt to life sciences and healthcare services companies worldwide.

“We are pleased to announce the closing of this debt financing with Oxford,” said Vince Angotti, AcelRx Chief Executive Officer. “The new facility provides us with additional, lower cost capital to further advance the recent commercial launch of DSUVIA™. We have nearly completed the second phase of hiring hospital account managers, which will help us further capitalize on the high level of interest in DSUVIA from hospitals, ambulatory surgery centers and government customers.”

The new term loan was fully funded at closing and provides AcelRx with $25 million for the launch of DSUVIA and general corporate purposes, including the repayment of $9 million outstanding under the previously existing senior credit facility. The new loan bears interest at a variable rate, currently at 9.25%, with interest-only payments to be made for the first year, which will be extended an additional year if certain criteria are met. The loan matures on June 1, 2023 with principal and interest payments commencing after the interest-only period. Debt service for the second half of 2019 under the new facility is expected to approximate $1.2 million, down from approximately $4.6 million anticipated under the previous debt facility when full year 2019 debt service guidance was provided earlier in the year.

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for use in medically supervised settings. AcelRx's proprietary, non-invasive sublingual formulation technology delivers sufentanil with consistent pharmacokinetic profiles. The Company has one approved product in the U.S., DSUVIA (sufentanil sublingual tablet, 30 mcg), known as DZUVEO in Europe, indicated for the management of acute pain severe enough to require an opioid analgesic for adult patients in certified medically supervised healthcare settings, and one product candidate, Zalviso®(sufentanil sublingual tablet system, SST system, 15 mcg), being developed as an innovatively designed patient-controlled analgesia (PCA) system for reduction of moderate-to-severe acute pain in medically supervised settings. DZUVEO and Zalviso are both approved products in Europe. Zalviso is an investigational drug and not approved in the U.S. For additional information about AcelRx, please visit www.acelrx.com.

Forward-Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including, but not limited to, statements related to the DSUVIA launch progress, our ability to capitalize on customer interest in DSUVIA, funding of operating activities, and guidance regarding debt service payment amounts for the second half of 2019 are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied by such statements. Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, those described in the Company’s annual, quarterly and current reports (i.e., Form 10-K, Form 10-Q and Form 8-K) filed or furnished with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date such statements were first made. To the degree financial information is included in this press release, it is in summary form only and must be considered in the context of the full details provided in the Company’s most recent annual, quarterly or current report as filed or furnished with the SEC. The Company’s SEC reports are available at www.acelrx.com under the “Investors” tab. Except to the extent required by law, the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Media Contacts:	Investor Contacts:
Theresa Dolge, Evoke	Raffi Asadorian, CFO, AcelRx
215-928-2748	investors@acelrx.com
theresa.dolge@evokegroup.com

Jessica Ross, Evoke	Brian Korb, Solebury Trout
215-928-2346	646-378-2923
jessica.ross@evokegroup.com	investors@acelrx.com